CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

aRegistration Statement (Form S-8 No. 333-258662) pertaining to the 2010 Stock Plan of Aarki Inc., and
bRegistration Statement (Form S-8 No. 333-253394) pertaining to the 2020 Omnibus Incentive Plan and the 2020 Employee Stock Purchase Plan of Skillz Inc.;

of our report dated March 31, 2023 (except for the effects of the reverse stock split discussed in Note 1, and the effect of the segment reporting discussed in Note 17 as to which the date is August 29, 2024), with respect to the consolidated financial statements of Skillz Inc. as of December 31, 2022 and for the year then ended included in this Annual Report (Form 10-K) of Skillz Inc. for the year ended December 31, 2023.

/s/ Ernst & Young LLP

San Jose, California
August 29, 2024